EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Global Cash Access Holdings, Inc. (now known as Everi Holdings Inc.) and subsidiaries dated March 16, 2015 (October 23, 2015 as to Notes 18 and 20 and March 15, 2016 as to the reclassifications to the 2014 consolidated financial statements discussed in Note 2), appearing in the Annual Report on Form 10-K of Everi Holdings Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

May 26, 2017